Exhibit (h)(5)

Services Agreement

This Services Agreement (the “Agreement”) is entered into and effective as of October 16, 2021 (the “Effective Date”) between:

1.	ALPS Fund Services, Inc., a corporation incorporated in the State of Colorado (“SS&C ALPS”); and

2.	MassMutual Premier Funds and MassMutual Advantage Funds, each a Massachusetts business trust, on behalf of their respective series listed on Schedule B, each of which is registered under the Investment Company Act of 1940, as amended (“1940 Act”), as an open-end investment company (each referred to below as the “Fund” for purposes of this Agreement);

The Fund and SS&C ALPS each may be referred to individually as a “Party” or collectively as “Parties.”

1.	Definitions; Interpretation

1.1.              As used in this Agreement, the following terms have the following meanings:

(a)                 “Action” means any civil, criminal, regulatory or administrative lawsuit, allegation, demand, claim, counterclaim, action, dispute, sanction, suit, request, inquiry, investigation, arbitration or proceeding, in each case, made, asserted, commenced or threatened by any Person (including any Government Authority).

(b)                “Affiliate” means, with respect to any Person, any other Person that is controlled by, controls, or is under common control with such Person and “control” of a Person means: (i) ownership of, or possession of the right to vote, more than 50% of the outstanding voting equity of that Person or (ii) the right to control the appointment of the board of directors or analogous governing body, management or executive officers of that Person.

(c)                 “Business Day” means a day other than a Saturday or Sunday on which the New York Stock Exchange is open for business.

(d)                “Claim” means any Action arising out of the subject matter of, or in any way related to, this Agreement, its formation or the Services.

(e)                 “Client Data” means all data of the Fund (or, if a Management entity receives Services, such entity), including data related to securities trades and other transaction data, investment returns, issue descriptions, and Market Data provided by the Fund and all output and derivatives thereof, necessary to enable SS&C ALPS to perform the Services, but excluding SS&C ALPS Property.

(f)                  “Confidential Information” means any information about the Fund or SS&C ALPS, including this Agreement, except for information that (i) is or becomes part of the public domain without breach of this Agreement by the receiving Party, (ii) was rightfully acquired from a third party, or is developed independently, by the receiving Party, or (iii) is generally known by Persons in the technology, securities, or financial services industries.

(g)                “Data Supplier” means a third party supplier of Market Data.

(h)                “Governing Documents” means the constitutional documents of an entity and, with respect to the Fund, any registration statements, offering memorandum, subscription materials, and such other documents that SS&C ALPS may from time to time reasonably specify as necessary to perform the Services under this Agreement.

(i)                  “Government Authority” means any relevant administrative, judicial, executive, legislative or other governmental or intergovernmental entity, department, agency, commission, board, bureau or court, and any other regulatory or self-regulatory organizations, in any country or jurisdiction.

(j)                  “Law” means statutes, rules, regulations, interpretations and orders of any Government Authority.

(k)                “Losses” means any and all compensatory, direct, indirect, special, incidental, consequential, punitive, exemplary, enhanced or other damages, settlement payments, attorneys’ fees, costs, damages, charges, expenses, interest, applicable taxes or other losses of any kind.

(l)                  “Management” means the Fund’s officers, directors, employees, and the investment adviser and sub-advisor(s) (if any), as well as any officers, directors, employees or agents of the then current investment adviser and sub-advisor(s) (if applicable) who are responsible for the day to day operations and management of the Fund.

(m)               “Market Data” means third party market and reference data, including pricing, valuation, security master, corporate action and related data.

(n)                “Person” means any natural person or corporate or unincorporated entity or organization and that person’s personal representatives, successors and permitted assigns.

(o)                “Services” means the services listed in Schedule A.

(p)                “SS&C ALPS Associates” means SS&C ALPS and each of its Affiliates, members, shareholders, directors, officers, partners, employees, delegates, agents, successors or assigns.

(q)                “SS&C ALPS Property” means all hardware, software, source code, data, report designs, spreadsheet formulas, information gathering or reporting techniques, know-how, technology and all other property commonly referred to as intellectual property used by SS&C ALPS in connection with its performance of the Services.

(r)                  “Third Party Claim” means a Claim (i) brought by any Person other than the indemnifying Party or (ii) brought by a Party on behalf of or that could otherwise be asserted by a third party.

1.2.              Other capitalized terms used in this Agreement but not defined in this Section 1 shall have the meanings ascribed thereto.

1.3.              Section and Schedule headings shall not affect the interpretation of this Agreement. This Agreement includes the schedules and appendices hereto. In the event of a conflict between this Agreement and such schedules or appendices, the former shall control.

1.4.              Words in the singular include the plural and words in the plural include the singular. The words “including,” “includes,” “included” and “include,” when used, are deemed to be followed by the words “without limitation.” Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “hereof,” “herein” and “hereunder” and words of analogous import shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

1.5.              The Parties’ duties and obligations are governed by and limited to the express terms and conditions of this Agreement, and shall not be modified, supplemented, amended or interpreted in accordance with, any industry custom or practice, or any internal policies or procedures of any Party. The Parties have mutually negotiated the terms hereof and there shall be no presumption of law relating to the interpretation of contracts against the drafter.

2.	Services and Fees

2.1.              Subject to the terms of this Agreement, SS&C ALPS will perform the Services set forth in Schedule A for the Fund in good faith and with reasonable care, skill, prudence and diligence. The parties agree that any encoding or payment processing errors shall be governed by this standard of care and Section 4-209 of the Uniform Commercial Code is superseded by this Section 2.1 of this Agreement. SS&C ALPS shall be under no duty or obligation to perform any service except as specifically listed in Schedule A or take any other action except as specifically listed in Schedule A or this Agreement, and no other duties or obligations, including valuation related, fiduciary or analogous duties or obligations, shall be implied. Any Fund requests to change the Services, including those necessitated by a change to the Governing Documents of the Fund or a changes in applicable Law, will only be binding on SS&C ALPS when they are reflected in an amendment to Schedule A.

2.2.              The Fund agrees to pay the fees, charges and expenses on behalf of the Fund in accordance with, and in the manner set forth in, the fee letter(s) (a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement and subject to the terms of this Agreement. Payment by the Fund shall not limit SS&C ALPS’ rights of recourse against the Fund.

2.3.              In carrying out its duties and obligations pursuant to this Agreement, some or all Services may be delegated by SS&C ALPS to (i) one or more of its Affiliates (with written consent of the Fund if required by applicable Law) or (ii) other Persons (with the written consent of the Fund, such consent to not be unreasonably revoked or withheld in respect of any such delegations), provided that such Affiliates or Persons are selected in good faith and with reasonable care and are monitored by SS&C ALPS. If SS&C ALPS delegates any Services, (i) such delegation shall not relieve SS&C ALPS of its duties and obligations hereunder, (ii) in respect of Client Data and Confidential Information, such delegation shall be pursuant to a written agreement obliging the delegate to comply with the relevant delegated duties and obligations of SS&C ALPS, and (iii) SS&C ALPS will inform the Fund of the identity of such delegates and the Services delegated and will update the Fund when making any material changes in sufficient detail to provide transparency. SS&C ALPS shall be responsible for the acts and omissions of any delegate.

2.4.              After the first anniversary of the Agreement and on each year thereafter, all fees reflected in Fee Letter will incur an annual cost of living increase as described in Fee Letter.

3.	Responsibilities

3.1.              The management and control of the Fund are vested exclusively in the Fund. The Fund and its Management is responsible for and will make all decisions, perform all management functions relating to the operation of the Fund, and shall authorize and are responsible for all transactions. Without limiting the foregoing, the Fund shall:

(a)                 Designate properly qualified individuals to oversee the Services and establish and maintain internal controls, including monitoring the ongoing activities of the Fund.

(b)                Evaluate the Services, review and approve all reports, analyses and records resulting from the Services and promptly inform SS&C ALPS of any errors it may identify.

(c)                 Provide, or cause to be provided, and accept responsibility for, valuations of the Fund’s assets and liabilities in accordance with the Fund’s written valuation policies.

(d)                Provide SS&C ALPS with timely and accurate information including trading and Fund investor records, valuations and any other items required by SS&C ALPS in order to perform the Services and its duties and obligations hereunder.

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3.2.              The Services, including any services that involve price comparison to vendors and other sources, model or analytical pricing or any other pricing functions, are provided by SS&C ALPS as a support function to the Fund and do not limit or modify the Fund’s responsibility for determining the value of the Fund’s assets and liabilities.

3.3.              The Fund is solely and exclusively responsible for ensuring that it complies with Law and its respective Governing Documents. It is the Fund’s responsibility to provide all final Fund Governing Documents as of the Effective Date. The Fund will notify SS&C ALPS in writing of any changes to the Fund Governing Documents that may materially impact the Services and/or that affect the Fund’s investment strategy, liquidity or risk profile in any material respect prior to such changes taking effect. SS&C ALPS is not responsible for monitoring compliance by the Fund with (i) Law, (ii) its respective Governing Documents or (iii) any investment restrictions.

3.4.              In the event that Market Data is supplied to or through SS&C ALPS Associates in connection with the Services, the Market Data is proprietary to Data Suppliers and is provided on a limited internal-use license basis. Market Data may: (i) only be used by the Fund in connection with the Services and (ii) not be disseminated by the Fund or used to populate internal systems in lieu of obtaining a data license. Access to and delivery of Market Data is dependent on the Data Suppliers and may be interrupted or discontinued with or without notice; provided, that SS&C ALPS will use commercially reasonable efforts to provide Client with prompt notice in the event that such access and delivery is likely to be interrupted. Notwithstanding anything in this Agreement to the contrary, neither SS&C ALPS nor any Data Supplier shall be liable to the Fund or any other Person for any Losses with respect to Market Data, reliance by SS&C ALPS Associates or the Fund on Market Data or the provision of Market Data in connection with this Agreement.

3.5.              The Fund shall deliver, and procure that its agents, prime brokers, counterparties, brokers, counsel, advisors, auditors, clearing agents, and any other Persons promptly deliver, to SS&C ALPS, all Client Data and the then most current version of any Fund Governing Documents and other material Fund agreements SS&C ALPS might reasonably require to enable SS&C ALPS to perform the Services. The Fund shall arrange with each such Person to deliver such information and materials on a timely basis, and SS&C ALPS will not be required to enter any agreements with that Person in order for SS&C ALPS to provide the Services.

3.6.              Notwithstanding anything in this Agreement to the contrary, so long as they act reasonably and in good faith SS&C ALPS Associates shall be entitled to rely on the authenticity, completeness and accuracy of any and all information and communications received by SS&C ALPS Associates from the Fund, and from the Fund’s authorized employees, Affiliates or agents, as such employees, Affiliates, and agents may be identified to SS&C ALPS from time to time by the Fund, in connection with the performance of the Services and SS&C ALPS’s duties and obligations hereunder, without further enquiry or liability.

3.7.              Notwithstanding anything in this Agreement to the contrary, if SS&C ALPS is in doubt as to any action it should or should not take in its provision of Services, SS&C ALPS Associates may request directions, advice or instructions from the Fund, or as applicable, Management, the Fund’s custodian or the Fund’s other service providers. If SS&C ALPS is in doubt as to any question of law pertaining to any action it should or should not take, the Fund will make available to and SS&C ALPS Associates may request advice from counsel for any of the Fund or Management (including its investment adviser or sub-adviser), each at the Fund’s expense.

3.8.              The Fund agrees that, to the extent applicable, if Fund officer position(s) are filled by SS&C ALPS Associates, such SS&C ALPS Associate(s) shall be covered by the Fund’s Directors & Officers/Errors & Omissions Policy (the “Policy”), and the Fund shall use reasonable efforts to ensure that such coverage be (i) reinstated should the Policy be cancelled; (ii) continued after such officer(s) cease to serve as officer(s) of the Fund on substantially the same terms as such coverage is provided for the other persons serving as officers of the Fund after such persons are no longer officers of the Fund; or (iii) continued in the event the Fund merges or terminates, on substantially the same terms as such coverage is continued for the other Fund officers (but, in any event, for a period of no less than six years). The Fund shall provide SS&C ALPS with proof of current coverage, including a copy of the Policy, and shall notify SS&C ALPS immediately should the Policy be cancelled or terminated.

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4.	Term

The initial term of this Agreement will be from the Effective Date through December 31, 2022 (“Initial Term”). Thereafter, this Agreement will automatically renew for successive terms of 1 year each (such periods, in the aggregate, the “Term”). After this Initial Term, either Party may terminate this Agreement as of a calendar quarter end upon not less than ninety (90) days prior written notice given by the Fund to SS&C ALPS, or by not less than six months prior written notice given by SS&C ALPS to the Fund.

In the event that in connection with any such termination a successor to any of the SS&C ALPS’ duties or responsibilities hereunder is designated by the Fund by written notice to SS&C ALPS, SS&C ALPS will cooperate fully in the transfer of such duties and responsibilities, including provision for assistance by SS&C ALPS’ personnel in the establishment of books, records and other data by such successor. The Fund will reimburse SS&C ALPS for all expenses incurred by SS&C ALPS in connection with such transfer.

5.	Termination

5.1.              Except as provided in Section 5.2, if the Fund elects to terminate this Agreement prior to the end of the Initial Term, the Fund agrees to pay an amount equal to the average monthly fee previously paid by the Fund to SS&C ALPS under the Agreement multiplied by the number of months remaining in the Term. To the extent any services are performed by SS&C ALPS for the Fund after the termination of this Agreement, all of the provisions of this Agreement except portions that are inapplicable to such continuing services shall survive the termination of this Agreement for so long as those services are performed.

5.2.              During the Initial Term the Fund may, by written notice to SS&C ALPS, terminate this Agreement without penalty as described in Section 5.1, if, and only if, any of the following events occur:

(a)                 SS&C ALPS breaches any material term, condition or provision of this Agreement, which breach, if capable of being cured, is not cured within 30 calendar days after the Fund gives SS&C ALPS written notice of such breach.

(b)       SS&C ALPS (i) liquidates, terminates or suspends its business, (ii) becomes insolvent, admits in writing its inability to pay its debts as they mature, makes an assignment for the benefit of creditors, or becomes subject to direct control of a trustee, receiver or analogous authority, or (iii) becomes subject to any bankruptcy, insolvency or analogous proceeding.

(c)       A majority of the Board of Trustees of the Fund reasonably determines that the performance by SS&C ALPS under this Agreement does not meet industry standards for transfer agency services, written notice of such determination setting forth the reasons for such determination shall be provided to SS&C ALPS. In the event SS&C ALPS shall not, within forty-five (45) days after receipt of such notice, cure identified deficiencies in standards for transfer agency services to the reasonable satisfaction of such Board of Trustees, the Fund which sent such notice may, with the authorization of its Board of Trustees, terminate this Agreement as to itself at the expiration of such 45-day period, without penalty.

If any such event occurs, the termination will become effective immediately or on the date stated in the written notice of termination, which date shall not be greater than 90 calendar days after the event.

5.3.              Termination of this Agreement shall not affect: (i) any liabilities or obligations of any Party arising before such termination (including payment of fees and expenses) or (ii) any damages or other remedies to which a Party may be entitled for breach of this Agreement or otherwise. Sections 2.1, 2.2., 5.2 (as applicable), 6, 8, 9, 10, 11, 12 and 13 of this Agreement shall survive the termination of this Agreement. To the extent any services that are Services are performed by SS&C ALPS for the Fund after the termination of this Agreement all of the provisions of this Agreement except Schedule A shall survive the termination of this Agreement for so long as those services are performed.

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6.	Limitation of Liability and Indemnification

6.1.              Notwithstanding anything in this Agreement to the contrary, SS&C ALPS Associates shall not be liable to the Fund or any other Person for any action or inaction of any SS&C ALPS Associate except to the extent of direct Losses finally determined by a court of competent jurisdiction to have resulted solely from the willful malfeasance, bad faith, negligence or reckless disregard of SS&C ALPS in the performance of SS&C ALPS’s duties or obligations under this Agreement. Except with respect to amounts payable by a Party to indemnify a Person for Losses under this Section 6, in no event shall either Party be liable to the other Party for Losses that are indirect, special, incidental, consequential, punitive, exemplary or enhanced or that represent lost profits, opportunity costs or diminution of value. The Fund shall indemnify, defend and hold harmless SS&C ALPS Associates from and against Losses (including legal fees and costs to enforce this provision) that SS&C ALPS Associates suffer, incur, or pay as a result of any Fund third party Claim except to the extent it is finally determined by a court of competent jurisdiction that such Losses resulted solely from the willful malfeasance, bad faith, negligence or reckless disregard of SS&C ALPS Associates in the performance of SS&C ALPS’s duties or obligations under this Agreement. Fund third party Claims are Claims brought by (i) any Person other than the Fund, or (ii) the Fund on behalf of, or that could otherwise be asserted by, any other Person. SS&C ALPS shall indemnify, defend and hold harmless the Fund from and against Losses (including legal fees and costs to enforce this provision) that the Fund suffers, incurs, or pays as a result of any SS&C ALPS third party Claim arising solely from SS&C ALPS Associates’ willful malfeasance, bad faith, negligence or reckless disregard. SS&C ALPS third party Claims are Claims brought by (i) any Person other than an SS&C ALPS Associate, or (ii) an SS&C ALPS Associate on behalf of, or that could otherwise be asserted by, any other Person. Any expenses (including legal fees and costs) incurred by the Fund or SS&C ALPS Associates, as the case may be, in defending or responding to any Claims (or in enforcing this provision) shall be paid by SS&C ALPS or the Fund on a quarterly basis prior to the final disposition of such matter upon receipt by the Fund of an undertaking by SS&C ALPS to repay such amount if it shall be determined that an SS&C ALPS Associate is not entitled to be indemnified. The maximum amount of cumulative liability of SS&C ALPS Associates to the Fund for Losses arising out of the subject matter of, or in any way related to, this Agreement, except to the extent of Losses resulting from the gross negligence, willful malfeasance or fraud of SS&C ALPS in the performance of SS&C ALPS’s duties and obligations under this Agreement, shall not exceed the fees paid by the Fund to SS&C ALPS under this Agreement for the most recent 60 months immediately preceding the date of the event giving rise to the Claim, or, if the event occurs during the initial term, an amount equal to 60 times the average monthly fee paid by the Fund to SS&C ALPS under the Agreement to that date.

6.2.              Further, and notwithstanding anything herein to the contrary, with respect to "as of" adjustments, SS&C ALPS will not assume one hundred percent (100%) responsibility for losses resulting from "as ofs" due to clerical errors or misinterpretations of securityholder instructions. SS&C ALPS will discuss with the Fund SS&C ALPS's accepting liability for an "as of" on a case-by-case basis and accepting financial responsibility for a particular situation resulting in a financial loss to the Fund where such loss is “material,” as hereinafter defined, and, upon review of the totality of the circumstances, and subject to the applicable standard of care and liability limits in the Agreement. A loss is “material” for purposes of this Section when it results in a pricing error on a given day which is (i) greater than a negligible amount per securityholder, (ii) equals or exceeds one ($.01) full cent per share times the number of shares outstanding or (iii) equals or exceeds the product of one-half of one percent (1%) times the Fund’s Net Asset Value per share times the number of shares outstanding (or, in case of (ii) or (iii), such other amounts as may be adopted by applicable accounting or regulatory authorities from time to time).  Any agreed upon reimbursement by SS&C ALPS for its ratable proportion of responsibility will commence with that portion of the loss over one ($.01) full cent per share calculated on the basis of the total value of all shares owned by the affected portfolio.

7.	Representations and Warranties

7.1.              Each Party represents and warrants to each other Party that:

(a)                 It is a legal entity duly created, validly existing and in good standing under the Law of the jurisdiction in which it is created, and is in good standing in each other jurisdiction where the failure to be in good standing would have a material adverse effect on its business or its ability to perform its obligations under this Agreement.

(b)                Save for access to and delivery of Market Data that is dependent on Data Suppliers and may be interrupted or discontinued with or without notice, it has all necessary legal power and authority to own, lease and operate its assets and to carry on its business as presently conducted and as it will be conducted pursuant to this Agreement and will comply in all material respects with all Law to which it may be subject, and to the best of its knowledge and belief, it is not subject to any Action that would prevent it from performing its duties and obligations under this Agreement.

(c)                 It has all necessary legal power and authority to enter into this Agreement, the execution of which has been duly authorized and will not violate the terms of any other agreement.

(d)                The Person signing on its behalf has the authority to contractually bind it to the terms and conditions in this Agreement and that this Agreement constitutes a legal, valid and binding obligation of it, enforceable against it in accordance with its terms.

7.2.              The Fund represents and warrants to SS&C ALPS that: (i) it has actual authority to provide instructions and directions and that all such instructions and directions are consistent with the Governing Documents of the Fund and other corporate actions thereof; (ii) it is a business trust duly organized and existing and in good standing under the laws of the Commonwealth of Massachusetts and is registered with the Securities and Exchange Commission (the “SEC”) as an open-end management investment company; (iii) it is empowered under applicable laws and by its Declaration of Trust and By-laws (together, the "Organizational Documents") to enter into and perform this Agreement; (iv) the Board of Trustees of the Fund has duly authorized it to enter into and perform this Agreement; and (v) it will promptly notify SS&C ALPS of (1) any Action against it or its investment adviser or sub-adviser and (2) changes (or pending changes) in applicable Law with respect to the Fund that are relevant to the Services.

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8.	Client Data

8.1.              The Fund (i) will provide or ensure that other Persons provide all Client Data to SS&C ALPS in an electronic format that is acceptable to SS&C ALPS (or as otherwise agreed in writing) and (ii) confirm that each has the right to so share such Client Data. As between SS&C ALPS and the Fund, all Client Data shall remain the property of the Fund. Client Data shall not be used or disclosed by SS&C ALPS other than in connection with providing the Services and as permitted under Section 11.2. SS&C ALPS shall be permitted to act upon instructions from the Fund or Management with respect to the disclosure or disposition of Client Data related to the Fund, but may refuse to act upon such instructions where it doubts, in good faith, the authenticity or authority of such instructions.

8.2.              SS&C ALPS shall maintain and store material Client Data used in the official books and records of the Fund for a rolling period of seven (7) years starting from the Effective Date, or such longer period as required by applicable Law or its internal policies or until such earlier time as it returns such records to the Fund or the Fund’s designee.

9.	Data Protection

9.1.              From time to time and in connection with the Services, SS&C ALPS may obtain access to certain personal information from the Fund. Personal information relating to the Fund and its Affiliates, directors, officers, employees, agents, current and prospective Fund shareholders, plan sponsors and plan participants may be processed by SS&C ALPS and its Affiliates. The Fund consents to the transmission and processing of such information within and outside the United States in accordance with applicable Law.

9.2.              SS&C ALPS will notify the Fund without undue delay after becoming aware of a confirmed breach of personal information and provide reasonable assistance to the Fund in its notification of that breach to the relevant supervisory authority and those individuals impacted, as required by applicable Law. SS&C ALPS will not disclose or use Personal Information obtained from or on behalf of the Fund except in accordance with the lawful instructions of the Fund to carry out SS&C ALPS’s obligations under, or as otherwise permitted pursuant to the terms of, its agreements with the Fund and to comply with applicable Law.

9.3.              The Fund acknowledges that SS&C ALPS intends to develop and offer analytics-based products and services for its customers. In providing such products and services, SS&C ALPS will be using consolidated data across all clients, including data of the Fund, and make such consolidated data available to clients of the analytics products and services. The Fund hereby consents to the use by SS&C ALPS of Fund Confidential Information (including anonymized shareholder information) in the offering of such products and services, and to the disclosure, as and to the extent consistent with applicable law, of the results of such analytics services to its customers and other third parties, provided the information will be aggregated, anonymized and may be enriched with external data sources. SS&C ALPS will not disclose shareholder names or other personal identifying information, or information specific to or identifying the Fund or any information in a form or manner which could reasonably be utilized to readily determine the identity of the Fund or its shareholders.

10.	SS&C ALPS Property

10.1.           SS&C ALPS Property is and shall remain the property of SS&C ALPS or, when applicable, its Affiliates or suppliers. Neither the Fund nor Management nor any other Person shall acquire any license or right to use, sell, disclose, or otherwise exploit or benefit in any manner from, any SS&C ALPS Property, except as specifically set forth herein. The Fund shall not (unless required by Law) either before or after the termination of this Agreement, disclose to any Person not authorized by SS&C ALPS to receive the same, any information concerning the SS&C ALPS Property and shall use reasonable efforts to prevent any such disclosure.

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11.	Confidentiality

11.1.           Each Party shall not at any time disclose to any Person any Confidential Information concerning the business, affairs, customers, clients or suppliers of the other Party or its Affiliates, except as permitted by this Section 11.

11.2.           Each Party may disclose the other Party’s Confidential Information:

(a)	In the case of the Fund, to each of its Affiliates, members, shareholders, directors, officers, partners, employees and agents (“Fund Representative”) who need to know such information for the purpose of carrying out its duties under, or receiving the benefits of or enforcing, this Agreement. The Fund shall ensure compliance by Fund Representatives with Section 11.1.

(b)	In the case of SS&C ALPS, to an SS&C ALPS Associate who needs to know such information for the purpose of carrying out SS&C ALPS’s duties under or enforcing this Agreement. SS&C ALPS shall ensure compliance by SS&C ALPS Associates with Section 11.1 but shall not be responsible for such compliance by any other Person.

(c)	As may be required by Law or pursuant to legal process; provided that the disclosing Party (i) where reasonably practicable and to the extent legally permissible, provides the other Party with prompt written notice of the required disclosure so that the other Party may seek a protective order or take other analogous action, (ii) discloses no more of the other Party’s Confidential Information than reasonably necessary and (iii) reasonably cooperates with actions of the other Party in seeking to protect its Confidential Information at that Party’s expense.

11.3.           Neither Party shall use the other Party’s Confidential Information for any purpose other than to perform its obligations under this Agreement. Each Party may retain a record of the other Party’s Confidential Information for the longer of (i) 7 years or (ii) as required by Law or its internal policies.

11.4.           SS&C ALPS’s ultimate parent company is subject to U.S. federal and state securities Law and may make disclosures as it deems necessary to comply with such Law. SS&C ALPS shall have no obligation to use Confidential Information of, or data obtained with respect to, any other client of SS&C ALPS in connection with the Services.

11.5.           SS&C ALPS may not identify the Fund in connection with its marketing-related activities and in its marketing materials as a client of SS&C ALPS unless it received the prior written consent of the Fund. Upon the prior written consent of SS&C ALPS or as required by applicable law, the Fund shall have the right to identify SS&C ALPS and to describe the Services and the material terms of this Agreement in the offering documents or regulatory filings of the Fund. This Agreement shall not prohibit SS&C ALPS from using any Fund data (including Client Data) in tracking and reporting on SS&C ALPS’s clients generally or making public statements about such subjects as its business or industry; provided that neither the Fund nor Management is named in such public statements without its prior written consent. The Fund shall not, in any communications with any Person, whether oral or written, make any representations stating or implying that SS&C ALPS is (i) providing valuations with respect to the securities, products or services of the Fund, or verifying any valuations, (ii) verifying the existence of any assets in connection with the investments, products or services of the Fund, or (iii) acting as a fiduciary, investment advisor, tax preparer or advisor, custodian or bailee with respect to the Fund, Management or any of their respective assets, investors or customers.

11.6.           In the event the Fund obtains information from SS&C ALPS, which is not intended for the Fund, the Fund agrees to (i) immediately, and in no case more than twenty-four (24) hours after discovery thereof, notify SS&C ALPS that unauthorized information has been made available to the Fund; (ii) not knowingly review, disclose, release, or in any way, use such unauthorized information; (iii) provide SS&C ALPS reasonable assistance in retrieving such unauthorized information and/or destroy such unauthorized information; and (iv) deliver to SS&C ALPS a certificate executed by an authorized officer of the Fund certifying that all such unauthorized information in the Fund’s possession or control has been delivered to SS&C ALPS or destroyed as required by this provision.

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12.	Notices

12.1.           Except as otherwise provided herein, all notices required or permitted under this Agreement or required by Law shall be effective only if in writing and delivered: (i) personally, (ii) by registered mail, postage prepaid, return receipt requested, (iii) by receipted prepaid courier (iv) by any electronic mail, to the relevant address or number listed below (or to such other address or number as a Party shall hereafter provide by notice to the other Parties). Notices shall be deemed effective when received by the Party to whom notice is required to be given.

If to SS&C ALPS (to each of):

ALPS Fund Services, Inc.

1290 Broadway, Suite 1000

Denver, CO 80203

Attention: General Counsel

E-mail: notices@sscinc.com

If to the Fund:

[FUND NAME]

1295 State Street

Springfield, MA 01111

Attention: Douglas Steele

E-mail: dsteele@massmutual.com and fundinfo@massmutual.com

With a copy to:

Secretary of [TRUST NAME]

1295 State Street

Springfield, MA 01111

Attention: Andrew Goldberg

E-mail: agoldberg@massmutual.com

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13.	Miscellaneous

13.1.           Amendment; Modification. This Agreement may not be amended or modified except in writing signed by an authorized representative of each Party. No SS&C ALPS Associate has authority to bind SS&C ALPS in any way to any oral covenant, promise, representation or warranty concerning this Agreement, the Services or otherwise.

13.2.           Assignment. Neither this Agreement nor any rights under this Agreement may be assigned or otherwise transferred by the Fund, in whole or in part, whether directly or by operation of Law, without the prior written consent of SS&C ALPS, which consent shall not be unreasonably withheld, denied, delayed or conditioned. SS&C ALPS may not assign or otherwise transfer the Agreement except: (i) to a successor, capable of providing the Services and of comparable credit standing as SS&C ALPS, in the event of a change in control of SS&C ALPS; (ii) an Affiliate capable of providing the Services and of comparable credit standing as SS&C ALPS; or (iii) in connection with an assignment or other transfer of a material part of SS&C ALPS’s business to a transferee capable of providing the Services and of comparable credit standing as SS&C ALPS. (Any attempted delegation, transfer or assignment prohibited by this Agreement shall be null and void.) If SS&C ALPS assigns or otherwise transfers this Agreement not pursuant to any of the exceptions listed above in (i), (ii) or (iii) without Fund consent, the Fund may terminate this Agreement without penalty by written notice to SS&C ALPS within 90 days of receiving notice of such assignment or transfer, subject to SS&C ALPS’s right within 30 calendar days of such notice to rescind such assignment or transfer. SS&C ALPS shall notify the Fund of an assignment in advance of the assignment.

13.3.           Choice of Law; Choice of Forum. This Agreement shall be interpreted in accordance with and governed by the Law of the State of New York. The courts of the State of New York and the United States District Court for the Southern District of New York shall have exclusive jurisdiction to settle any Claim. EACH PARTY SUBMITS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ALL RIGHTS TO A TRIAL BY JURY.

13.4.           Counterparts; Signatures. This Agreement may be executed in counterparts, each of which when so executed will be deemed to be an original. Such counterparts together will constitute one agreement. Signatures may be exchanged via facsimile or electronic mail and shall be binding to the same extent as if original signatures were exchanged.

13.5.           Entire Agreement. This Agreement (including any schedules, attachments, amendments and addenda hereto) contains the entire agreement of the Parties with respect to the subject matter hereof and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect thereto. This Agreement sets out the entire liability of SS&C ALPS Associates related to the Services and the subject matter of this Agreement, and no SS&C ALPS Associate shall have any liability to the Fund or any other Person for, and the Fund hereby waives to the fullest extent permitted by applicable law recourse under, tort, misrepresentation or any other legal theory.

13.6.           Force Majeure. SS&C ALPS will not be responsible for any Losses of property in SS&C ALPS Associates’ possession or for any failure to fulfill its duties or obligations hereunder if such Loss or failure is caused, directly or indirectly, by war, terrorist or analogous action, the act of any Government Authority or other authority, riot, civil commotion, rebellion, storm, accident, fire, lockout, strike, power failure, computer error or failure, delay or breakdown in communications or electronic transmission systems, or other analogous events. SS&C ALPS shall use commercially reasonable efforts to minimize the effects on the Services of any such event.

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13.7.           Non-Exclusivity. The duties and obligations of SS&C ALPS hereunder shall not preclude SS&C ALPS from providing services of a comparable or different nature to any other Person and to receive economic or other benefits in connection therewith. The Fund understands that SS&C ALPS may have commercial relationships with Data Suppliers and providers of technology, data or other services to the Fund and SS&C ALPS may receive economic or other benefits in connection with the Services provided hereunder.

13.8.           No Partnership. Nothing in this Agreement is intended to, or shall be deemed to, constitute a partnership or joint venture of any kind between or among any of the Parties.

13.9.           No Solicitation. During the term of this Agreement and for a period of 12 months thereafter, the Fund will not directly or indirectly solicit the services of, or otherwise attempt to employ or engage any employee of SS&C ALPS or its Affiliates without the consent of SS&C ALPS; provided, however, that the foregoing shall not prevent the Fund from soliciting employees through general advertising not targeted specifically at any or all SS&C ALPS Associates. If the Fund employs or engages any SS&C ALPS Associate during the term of this Agreement or the period of 12 months thereafter in contravention of this Section 13.9, such entity shall pay for any fees and expenses (including recruiters’ fees) incurred by SS&C ALPS or its Affiliates in hiring replacement personnel as well as any other remedies available to SS&C ALPS.

13.10.        No Warranties. Except as expressly listed herein, SS&C ALPS and each Data Supplier make no warranties, whether express, implied, contractual or statutory with respect to the Services or Market Data. SS&C ALPS disclaims all implied warranties of merchantability and fitness for a particular purpose with respect to the Services. All warranties, conditions and other terms implied by Law are, to the fullest extent permitted by Law, excluded from this Agreement.

13.11.        Severance. If any provision (or part thereof) of this Agreement is or becomes invalid, illegal or unenforceable, the provision shall be deemed modified to the minimum extent necessary to make it valid, legal and enforceable. If such modification is not practical, the relevant provision shall be deemed deleted. Any such modification or deletion of a provision shall not affect the validity, legality and enforceability of the rest of this Agreement. If a Party gives notice to another Party of the possibility that any provision of this Agreement is invalid, illegal or unenforceable, the Parties shall negotiate to amend such provision so that, as amended, it is valid, legal and enforceable and achieves the intended commercial result of the original provision.

13.12.        Testimony. If SS&C ALPS is required by a third party subpoena or otherwise, to produce documents, testify or provide other evidence regarding the Services, this Agreement or the operations of the Fund in any Action to which the Fund or Management is a party or otherwise related to the Fund, the Fund shall reimburse SS&C ALPS for all costs and expenses, including the time of its professional staff at SS&C ALPS’s standard rates and the cost of legal representation, that SS&C ALPS reasonably incurs in connection therewith.

13.13.        Third Party Beneficiaries. This Agreement is entered into for the sole and exclusive benefit of the Parties and will not be interpreted in such a manner as to give rise to or create any rights or benefits of or for any other Person except as set forth with respect to SS&C ALPS Associates and Data Suppliers.

13.14.        Waiver. No failure or delay by a Party to exercise any right or remedy provided under this Agreement or by Law shall constitute a waiver of that or any other right or remedy, nor shall it prevent or restrict the further exercise of that or any other right or remedy. No exercise (or partial exercise) of such right or remedy shall prevent or restrict the further exercise of that or any other right or remedy.

13.15.        Certain Third Party Vendors. Nothing herein shall impose any duty upon SS&C ALPS in connection with or make SS&C ALPS liable for the actions or omissions to act of the following types of unaffiliated third parties: (a) courier and mail services including but not limited to Airborne Services, Federal Express, UPS and the U.S. Mails, (b) telecommunications companies including but not limited to AT&T, Verizon, Sprint, and other delivery, telecommunications and other such companies not under the Party’s reasonable control, and (c) third parties not under the Party’s reasonable control or subcontract relationship providing services to the financial industry generally, such as, by way of example and not limitation, the Depository Trust Clearing Corporation (processing and settlement services), Broadridge Financial Services (investor communications), Fund custodian banks (custody and fund accounting services) and administrators (blue sky and Fund administration services), Data Suppliers, and national database providers such as Choice Point, Acxiom, TransUnion or Lexis/Nexis and any replacements thereof or similar entities, provided, if SS&C ALPS selected such company, SS&C ALPS shall have exercised due care in selecting the same. Such third party vendors shall not be deemed, and are not, subcontractors for purposes of this Agreement.

*         *         *

[signature page follows]

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This Agreement has been entered into by the Parties as of the Effective Date.

ALPS FUND SERVICES, INC.		MASSMUTUAL PREMIER FUNDS
By:	/s/ Kenneth P. Fullerton	By:	/s/ Renee Hitchcock
Name:	Kenneth P. Fullerton	Name:	Renee Hitchcock
Title:	Managing Director	Title:	CFO & Treasurer

MASSMUTUAL ADVANTAGE FUNDS
By:	/s/ Renee Hitchcock
Name:	Renee Hitchcock
Title:	CFO & Treasurer

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Schedule A

Services

A.	General

1.	Any references to Law shall be construed to the Law as amended to the date of the effectiveness of the applicable provision referencing the Law.

2.	The Fund acknowledges that SS&C ALPS’s ability to perform the Services is subject to the following dependencies (in addition to any others described in the Agreement):

(i)	The Fund, Management and other Persons that are not employees or agents of SS&C ALPS whose cooperation is reasonably required for the SS&C ALPS to provide the Services providing cooperation, information and, as applicable, instructions to SS&C ALPS promptly, in agreed formats, by agreed media and within agreed timeframes as required to provide the Services.

(ii)	The communications systems operated by the Fund and other Persons that are not employees or agents of SS&C ALPS remaining fully operational.

(iii)	The accuracy and completeness of any Client Data or other information provided to SS&C ALPS Associates in connection with the Services by any Person.

(iv)	The Fund and Management informing SS&C ALPS on a timely basis of any modification to, or replacement of, any agreement to which it is a party that is relevant to the provision of the Services.

(v)	Any warranty, representation, covenant or undertaking expressly made by the Fund or Management under or in connection with this Agreement being and remaining true, correct and discharged at all relevant times.

(vi)	SS&C ALPS’s timely receipt of the then most current version of Fund Governing Documents and required implementation documentation, including authority certificate, profile questionnaire and accounting preferences, and SS&C ALPS Web Portal and other application User information.

B.	SS&C ALPS Transfer Agency and Related Services

Transfer Agency

(i)	Establish and maintain shareholder accounts

(ii)	Process and record purchase and redemption orders

(iii)	Process dividends and capital gain distributions

(iv)	Perform NSCC processing

(v)	Produce and mail confirmations and account statements

(vi)	Process year-end shareholder tax reporting

(vii)	Perform delegated AML and CIP services

(viii)	Assist the Blue Sky service provider in the performance of blue sky services

(ix)	Acts as the withholding agent and IRS reporting agent and ensures compliance with US Treasury regulations including the Internal Revenue Code

(x)	Create and maintain books and records related to the transfer agency services noted above

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Investor Services

(i)	Handle 800-line phone calls on recorded lines

(ii)	Coordinate daily fulfillment process

(iii)	Compile monthly reports on call statistics

Transaction Monitoring Services (Rule 22c-2)

(i)	Develop and implement analytics based on Fund specific rules to identify activity within a particular omnibus account that warrants further review of the underlying activity

(ii)	Request data from financial intermediaries and verify receipt of the data requested, including that provided through direct fees and sub-accounting service providers and DTCC Omniserv

(iii)	Monitor sub-account transmissions for short term trade analytics while applying known exceptions

(iv)	Systematically analyze trade activity and request underlying account details at the individual and/or plan level

(v)	Escalate potential or known issues to the Fund’s CCO and CFO as such issues are identified in order to facilitate timely resolution

(vi)	Capture potential timing activity in the automated work distribution (“AWD”) system and review

(vii)	Contact financial intermediaries in writing within specified time-frame and provide account restrictions, warnings and other related messages communicated by the Fund

(viii)	Maintain restrictions database

(ix)	Generate monthly reports to summarize activities

(x)	Provide ad-hoc reporting upon reasonable request

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C.	Miscellaneous

1.	Notwithstanding anything to the contrary in this Agreement, SS&C ALPS:

(i)	Does not maintain custody of any cash or securities.

(ii)	Does not have the ability to authorize transactions.

(iii)	Does not have the authority to enter into contracts on behalf of the Fund.

(iv)	Is not responsible for determining the valuation of the Fund’s assets and liabilities.

(v)	Does not perform any management functions or make any management decisions with regard to the operation of the Fund.

(vi)	Is not the Fund’s tax advisor and does not provide any tax advice.

(vii)	Is not obligated to perform any additional or materially different services due to changes in law or audit guidance.

2.	If SS&C ALPS allows the Fund, Management, investors or their respective agents and representatives (“Users”) to (i) receive information and reports from SS&C ALPS and/or (ii) issue instructions to SS&C ALPS via web portals or other similar electronic mechanisms hosted or maintained by SS&C ALPS or its agents (“Web Portals”):

(i)	Access to and use of Web Portals by Users shall be subject to the proper use by Users of usernames, passwords and other credentials issued by SS&C ALPS (“User Credentials”) and to the additional terms of use that are noticed to Users on such Web Portals. The Fund shall be solely responsible for the results of any unauthorized use, misuse or loss of User Credentials by their authorized Users and for compliance by such Users with the terms of use noticed to Users with respect to Web Portals, and shall notify SS&C ALPS promptly upon discovering any such unauthorized use, misuse or loss of User Credentials or breach by the Fund or their authorized Users of such terms of use. Any change in the status or authority of an authorized User communicated by the Fund shall not be effective until SS&C ALPS has confirmed receipt and execution of such change.

(ii)	SS&C ALPS grants to the Fund a limited, non-exclusive, non-transferable, non-sublicenseable right during the term of this Agreement to access Web Portals solely for the purpose of accessing Client Data and, if applicable, issue instructions. The Fund will ensure that any use of access to any Web Portal is in accordance with SS&C ALPS’s terms of use, as noticed to the Users from time to time. This license does not include: (i) any right to access any data other than Client Data; or (ii) any license to any software.

(iii)	The Fund will not (A) permit any third party to access or use the Web Portals through any time-sharing service, service bureau, network, consortium, or other means; (B) rent, lease, sell, sublicense, assign, or otherwise transfer its rights under the limited license granted above to any third party, whether by operation of law or otherwise; (C) decompile, disassemble, reverse engineer, or attempt to reconstruct or discover any source code or underlying ideas or algorithms associated with the Web Portals by any means; (D) attempt to modify or alter the Web Portal in any manner; or (E) create derivative works based on the web portal. Neither the Fund nor Management will remove (or allow to be removed) any proprietary rights notices or disclaimers from the Web Portal or any reports derived therefrom.

(iv)	SS&C ALPS reserves all rights in SS&C ALPS systems and in the software that are not expressly granted to the Fund hereunder.

(v)	SS&C ALPS may discontinue or suspend the availability of any Web Portals at any time without prior notice; SS&C ALPS will endeavor to notify the Fund as soon as reasonably practicable of such action.

3.	Notwithstanding anything in this Agreement to the contrary, the Fund has ultimate authority over and responsibility for its tax matters and financial statement tax disclosures. All memoranda, schedules, tax forms and other work product produced by SS&C ALPS are the responsibility of the Fund and are subject to review and approval by the Fund and the Fund’s auditors, or tax preparers, as applicable and SS&C ALPS bears no responsibility for reliance on tax calculations and memoranda prepared by SS&C ALPS.

4.	SS&C ALPS shall provide reasonable assistance to responding to due diligence and analogous requests for information from investors and prospective investors (or others representing them); provided, that SS&C ALPS may elect to provide these services only upon Fund agreement in writing to separate fees in the event responding to such requests becomes, in SS&C ALPS’s sole discretion, excessive.

5.	Reports and information shall be deemed provided to the Fund if they are made available to the Fund online through SS&C ALPS’s portal.

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Schedule B

List of Funds

MassMutual Premier Funds

	Class I	Class R5	Service Class	Administrative Class	Class A	Class R4	Class R3	Class Y	Class L	Class C
MassMutual High Yield Fund	MPHZX	MPHSX	DLHYX	MPHLX	MPHAX	MPHRX	MPHNX	BXHYX	N/A	BXHCX
MassMutual Short-Duration Bond Fund	MSTZX	MSTDX	MSBYX	MSTLX	MSHAX	MPSDX	MSDNX	BXDYX	BXDLX	BXDCX

MassMutual Advantage Funds

	Class I	Class Y	Class L	Class C
MassMutual Emerging Markets Debt Blended Total Return Fund	BXEIX	BXEYX	BXEAX	BXECX
MassMutual Global Credit Income Opportunities Fund	BXITX	BXIYX	BXIAX	BXICX
MassMutual Global Emerging Markets Equity Fund	BXQIX	BXQYX	BXQAX	BXQCX
MassMutual Global Floating Rate Fund	BXFIX	BXFYX	BXFAX	BXFCX

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Appendix A

INTERACTIVE VOICE RESPONSE (ivr) services

1.	IVR Services. The Fund has requested, and ALPS will provide, IVR Services as one of the SS&C ALPS’s interactive client services provided pursuant to the terms of this Agreement. Through IVR, shareholders may retrieve account information. Additional services may be available as a custom design option.

2.	SS&C ALPS’s Responsibilities. In connection with its performance of IVR, SS&C ALPS shall:

(a)	receive shareholder account inquiries submitted via telephone to the IVR processing server;

(b)	for each shareholder account inquiry received, route account information from the SS&C ALPS’s transfer agency system to the IVR server to be heard by users; and

(c)	provide a detailed proposal, including cost and a timeline, for any custom design or programming requested by the Fund.

3.       Fund Responsibilities. In connection with its use of IVR, the Fund shall provide SS&C ALPS with such other written instructions as it may request from time to time relating to the performance of SS&C ALPS’s obligations hereunder.

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Appendix B

VISION access

1.	VISION Access. The Fund has requested and SS&C ALPS will provide VISION Access (“VISION”), a web-based platform that provides access to shareholder account information and other data maintained on behalf of the Fund.

2.	SS&C ALPS’s Responsibilities. In connection with its performance of VISION, SS&C ALPS shall:

(a)	provide technical support for VISION, including: testing, quality control review, generation and storage information; and

(b)	periodically review the list of users with access to the Fund’s information and make the list available to the Fund for review.

3.	Fund Responsibilities. In connection with its use of VISION, the Fund, through its service providers, shall:

(a)	provide all computers, telecommunications equipment and other equipment and software reasonably necessary to access the VISION site;

(b)	review, approve and provide users for access to the VISION site, including any limitations to access based on function; and

(c)	periodically review users list and make any necessary modifications, including the removal of users that should no longer have access to the Fund’s information.

4.	Options Selection. VISION options are dependent of the services agreements in place with SS&C ALPS. Access will be granted to any service area that is both available to and selected by the Fund.

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Appendix C

Security Procedures

IVR

Authentication of a shareholder user in IVR is based on account number, password and, optionally, social security number.

An account number is required and is used as the identification (ID) of the shareholder. A password is required and is used as the access to the entered account. This is the shareholder’s personal identification number (PIN). A social security number is an optional entry requirement controlled by the Fund to add another level of authentication to access the entered account number.

To utilize the IVR, a shareholder must call the Fund’s shareholder services line and request: (a) that the service be enabled for his or her account and (b) a user ID and password. The above authentication information will need to be provided in order to successfully complete the request.

VISION

1.             ID/Password Requirements - Users

Authentication of a User in VISION is based on the VISION Operator ID and Password.

Required – The VISION Operator ID, assigned by SS&C ALPS, shall have access authorization as determined by Customer or the applicable Fund. This may include the following access levels, at Customer’s or the applicable Fund’s option, the contents of which shall be determined by Customer:

Unrestricted Access – This allows the User to view any account information for all of the applicable Fund’s Financial Products.

Dealer Level Access – This allows the User to view any account information with the authorized dealer number.

Dealer/Branch Level Access – This allows the User to view any account information with the authorized dealer and branch combination.

Dealer/Representative Level Access – This allows the User to view any account information with the authorized dealer and representative combination.

Tax ID Level Access – This allows the User to view any account with the authorized Social Security Number and/or TIN of the Unit Holder.

Fund/TPA Access – This allows the User to view any account with the authorized Fund company or Third Party Administrator number assigned to the underlying account/contract.

Required - Password is used in conjunction with VISION Operator ID to access the VISION Web Site, which consequently provides access to any Financial Product account information that has been previously authorized by Customer or the applicable Fund. VISION does not use a personal identification number (PIN).

2.            ID/Password Requirements – Customer point of contact

Authentication of either a Customer or Fund point of contact (“Point of Contact”) in the Distribution Support Services Web Site is based on an Operator ID and Password.

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Required – The Operator ID, chosen by Customer or the applicable Fund, shall have access as determined by Customer or such Fund, as applicable. Access will be specific to the management company associated with the Fund. This may include the following access levels, at Customer’s or the applicable Fund’s option, inquiry only access (Point of Contact may only view information related to Users) or update access (Point of Contact may update profiles related to Users, including, but not limited to, changing, adding and deleting User information). DST shall store the Operator ID and associated access levels. Any personnel changes or access changes affecting Point of Contact must be communicated to DST promptly.

Required – Password is used in conjunction with Operator ID to access the Distribution Support Services Web Site, which consequently provides access to any User information (profile, firm, address, authorization information, etc.).

3.	Encryption

The DST Web server runs Secure Sockets Layer (“SSL”). The purpose of using SSL is to encrypt data transmissions through the VISION Web Site and the Distribution Support Services Web Site and block communications through the VISION Web Site or the Distribution Support Services Web Site from Internet browsers which do not support SSL data encryption. The standard level of encryption supported by the VISION Web Site and the Distribution Support Services Web Site is 128-bit encryption.

4.	Network Access Control

The VISION Web Site and the Distribution Support Services Web Site (the “DST Web Sites”) are protected through multiple levels of network controls. The first defense is a border router which exists at the boundary between the DST Web Sites and the Internet Service Provider. The border router provides basic protections including anti-spoofing controls. Next is a highly available pair of stateful firewalls that allow only HTTPS traffic destined to the DST Web Sites. The third network control is a highly available pair of load balancers that terminate the HTTPS connections and then forward the traffic on to one of several available web servers. In addition, a second highly available pair of stateful firewalls enforce network controls between the web servers and any back-end application servers. No Internet traffic is allowed directly to the back-end application servers.

The DST Web Sites equipment is located and administered at DST’s Winchester data center. Changes to the systems residing on this computer are submitted through the DST change control process.

All services and functions within the DST Web Sites are deactivated with the exception of services and functions which support the transfer of files. All ports on the DST Web Sites are disabled, except those ports required to transfer files. All “listeners,” other than listeners required for inbound connections from the load balancers, are deactivated. Directory structures are “hidden” from the user. Services which provide directory information are also deactivated.

5.	Limitation of Users

Access of DST personnel to the DST Web server is restricted within DST to a limited number of users based upon DST system administration requirements, as determined by appropriate DST systems managers from time to time.

6.            Right to Audit

In response to Customer’s due diligence efforts, DST will provide copies of its: (i) SIG; (ii) if applicable, SOC 1, Type II report, prepared in accordance with Statement on Standards for Attestation Engagements (SSAE) No. 16, Reporting on Controls at a Service Organization; (iii) information security policy and control standards summary; (iv) network penetration vendor attestation letter; and (v) source code and dynamic scan vendor attestation letter. DST will be reasonably available to answer any additional questions of Customer that are not already addressed by providing the documentation set forth within this Section 6 and would not require DST, in its sole good faith discretion, to disclose information that it deems highly sensitive. In the event that the information DST provides through Customer's due diligence efforts is not sufficient to Customer, or if Customer has concerns regarding SS&C ALPS security controls or procedures, Customer may visit SS&C ALPS location for further review at a time/day as mutually agreed by the parties. Customer is not permitted to: (i) conduct penetration testing or other code scanning on DST’s environment and software; or (ii) review the results of system testing and network penetration testing or vulnerability testing performed by DST on DST’s environment and the software provided under the Agreement.

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Appendix D

ANTI-MONEY LAUNDERING DELEGATION

1.	Delegation.

In order to assist the Fund with the Fund’s anti-money laundering and countering the financing of terrorism (“AML”) responsibilities under applicable AML laws, SS&C ALPS offers certain risk-based AML procedures that are reasonably designed to: (i) promote the detection and reporting of potential money laundering activities; and (ii) assist in the verification of persons opening accounts with the Fund (“SS&C ALPS AML Procedures”). The Fund desires to implement the SS&C ALPS AML Procedures as part of the Fund’s overall AML program (“Fund AML Program”).

Accordingly, subject to the terms and conditions set forth in this Agreement, the Fund hereby instructs and directs SS&C ALPS to implement the SS&C ALPS AML Procedures as set forth in Section 3 below on the Fund’s behalf and delegates to SS&C ALPS the day-to-day operation of SS&C ALPS AML Procedures.

While SS&C ALPS AML Procedures may be subject to monitoring and testing by employees of SS&C ALPS (or its parent company, or affiliates) or an independent party, as documented in the SS&C ALPS AML Procedures, the Fund acknowledges any such efforts or outcomes of testing may not be solely relied upon by the Fund to meet applicable regulatory requirements for an independent test of the Fund AML program.

2.	Limitation on Delegation.

The Fund acknowledges and agrees that in accepting the delegation hereunder, SS&C ALPS is agreeing to perform only the AML Procedures and is not undertaking and shall not be responsible for any other aspect of the Fund AML Program or for the overall compliance by the Fund with the USA PATRIOT Act or for any other matters that have not been delegated hereunder.

Additionally, the parties acknowledge and agree that SS&C ALPS shall only be responsible for performing the SS&C ALPS AML Procedures with respect to the ownership of, and transactions in, Shares in the Portfolio(s) for which SS&C ALPS maintains the applicable Shareholder information.

In performing the SS&C ALPS AML Procedures for the Fund under this Agreement, and in connection with the execution of the policies and procedures, SS&C ALPS will rely upon and assume the accuracy of the information and representations provided to SS&C ALPS by the Fund in connection with the provision of services pursuant to this Agreement.

3.             SS&C ALPS AML Procedures.

SS&C ALPS shall perform SS&C ALPS AML Procedures, as documented. The SS&C ALPS AML Procedures are subject to change at any time at SS&C ALPS’ sole discretion. SS&C ALPS agrees to make SS&C ALPS AML Procedures documentation available to the Fund.

Among other items and consistent with the SS&C ALPS AML Procedures, SS&C ALPS shall compare account and transaction information to any FinCEN request received by the Fund and provided when available to SS&C ALPS without undue delay, pursuant to USA PATRIOT Act Sec. 314(a), and provide the Fund with the necessary information for it to respond to such request within the required time frame. For the avoidance of doubt, SS&C ALPS shall have no obligation under this subsection to procure the Fund’s 314(a) request list, follow up with the Fund in regard to 314(a) request lists that the Fund or its service provider has failed to provide to SS&C ALPS, or take any action with respect to the Fund’s 314(a) request list if such list has not been provided to SS&C ALPS by the Fund.

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